Exhibit 99.1

Akebia Therapeutics, Inc. 245 First Street, Suite 1100 Cambridge, MA 02142 T: +1 617.871.2098 F: +1 617.871.2099 www.akebia.com

Akebia Therapeutics Appoints Michael Clayman, M.D. and Maxine Gowen, Ph.D. to its Board of Directors

Cambridge, Mass. – July 17, 2014 – Akebia Therapeutics, Inc. (NASDAQ:AKBA), a biopharmaceutical company focused on harnessing the potential of hypoxia-inducible factor (HIF) biology to develop and commercialize novel therapeutics to treat kidney disease, today announced that Michael D. Clayman, M.D., Chief Executive Officer of Flexion Therapeutics, Inc., and Maxine Gowen, Ph.D., President and Chief Executive Officer of Trevena, Inc., have been appointed to the Company’s Board of Directors. In addition, Kim L. Dueholm, Ph.D. will be stepping down from the Board on July 28, 2014, the effective date of Dr. Clayman and Dr. Gowen’s appointments.

“Both Michael and Maxine bring an extraordinary wealth of scientific, medical and business expertise to Akebia’s Board,” said Muneer A. Satter, Chairman of the Board of Directors. “We look forward to leveraging their insights and guidance as we continue to advance our lead program, AKB-6548 for the treatment of anemia related to chronic kidney disease, and build a biopharmaceutical company that can deliver breakthrough therapeutics. We also want to thank Kim for his valuable contributions to Akebia during his time on our Board.”

Dr. Clayman is a Co-Founder of Flexion, and has served as President and Chief Executive Officer since the company’s inception in 2007. Previously, Dr. Clayman served in senior management positions at Eli Lilly and Company (Lilly), most recently as Vice President, Lilly Research Laboratories, and General Manager of Chorus, Lilly’s early-phase development accelerator. Prior to Lilly, Dr. Clayman was an Assistant Professor in the School of Medicine at the University of Pennsylvania, where his research centered on the immunopathogenesis of renal disease. Additionally, Dr. Clayman is the recipient of the Physician Scientist Award from the National Institutes of Health.

Dr. Clayman earned a B.A., cum laude, from Yale University and an M.D. from the University of California, San Diego School of Medicine. Following an internship and residency in Internal Medicine at the University of California, San Francisco Moffitt Hospitals, Dr. Clayman completed clinical and research fellowships in nephrology at the University of Pennsylvania.

“AKB-6548 has the potential to drive a paradigm shift in the treatment of anemia related to chronic kidney disease as a once-daily oral treatment that mimics the body’s natural response to anemia,” said Dr. Clayman. “Having focused on renal disease research for many years, I am well-acquainted with the need for new therapeutic options for patients impacted by anemia related to chronic kidney disease, and believe that AKB-6548 has the potential to be an important advance for these patients.”

Dr. Gowen joined Trevena in 2007 as its founding President and CEO. Prior to this position, Dr. Gowen held a variety of leadership roles at GlaxoSmithKline (GSK) over a period of 15 years. As Senior Vice President for the company’s Center of Excellence for Drug Discovery, she developed an innovative new approach to externalizing drug discovery. Dr. Gowen was previously President and Managing Partner at SR One, the venture capital subsidiary of GSK, where she led its investments in and served on the Board of Directors of numerous companies. Dr. Gowen also previously served as Vice President, Drug Discovery,

Akebia Therapeutics, Inc. 245 First Street, Suite 1100 Cambridge, MA 02142 T: +1 617.871.2098 F: +1 617.871.2099 www.akebia.com

Musculoskeletal Diseases at GSK, where she was responsible for drug discovery and early development for osteoporosis, arthritis and metastatic bone disease.

Dr. Gowen graduated with a B.Sc. in biochemistry from the University of Bristol, U.K., received a Ph.D. in cell biology from the University of Sheffield, U.K., and received an MBA from the Wharton School of the University of Pennsylvania. Dr. Gowen served on the Board of Directors of Human Genome Sciences until the company’s acquisition by GSK in July 2012, and she currently serves on the Board of Directors of the Biotechnology Industry Organization (BIO).

“I am pleased to join Akebia’s Board at this exciting time in the company’s growth,” said Dr. Gowen. “I look forward to collaborating with the other Board members and the management team as the company advances toward key data milestones, including the data from its ongoing Phase 2b trial of AKB-6548 later this year, which, if positive, will set the stage for a global Phase 3 study for this lead program.”

AKB-6548 is currently in Phase 2b development for the treatment of anemia related to chronic kidney disease in patients who are not dependent on dialysis, with results expected in the fourth quarter of 2014.

About Akebia Therapeutics

Akebia Therapeutics, Inc. is a biopharmaceutical company headquartered in Cambridge, Massachusetts, focused on harnessing the potential of hypoxia-inducible factor (HIF) biology to develop and commercialize novel, proprietary therapeutics to treat kidney disease. Akebia’s lead clinical program, AKB-6548, is a once-daily, oral therapy currently in Phase 2b clinical development for the treatment of anemia related to chronic kidney disease, a serious medical condition that leads to increased morbidity and mortality if left untreated. For more information on Akebia, please visit www.akebia.com.

Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements include those about Akebia’s strategy, future plans and prospects, including statements regarding the potential indications and benefits of AKB-6548, the development plan for AKB-6548 and the expected timing of clinical trial data. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement, including the risk that existing preclinical and clinical data may not be predictive of the results of ongoing or later clinical trials; the actual time it takes to complete clinical trials and analyze the data; the ability of Akebia to successfully complete the clinical development of AKB-6548 or any other product candidate; the content and timing of decisions by the FDA and other regulatory authorities; the funding required to develop Akebia’s product candidates and operate the company, and the actual expenses associated therewith; the content of decisions made by the FDA and other regulatory authorities; the success of competitors in developing product candidates for diseases for which Akebia is currently developing its product candidates; and Akebia’s ability to obtain, maintain and enforce patent and other intellectual property protection for AKB-6548 or any other product candidates. Other risks and uncertainties include those identified under the heading “Risk Factors” in Akebia’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and other filings that Akebia may make with the Securities and Exchange Commission in the future. Akebia does not undertake, and specifically disclaims, any obligation to update any forward-looking statements contained in this press release.

Akebia Therapeutics, Inc. 245 First Street, Suite 1100 Cambridge, MA 02142 T: +1 617.871.2098 F: +1 617.871.2099 www.akebia.com

Contact:

Investors:

Argot Partners, LLC

David Pitts, +1-212-600-1902

david@argotpartners.com

Susan Kim, +1-212-203-4433

susan@argotpartners.com

Media:

Feinstein Kean Healthcare

Liz Falcone, +1-617-761-6727

liz.falcone@fkhealth.com

Source: Akebia Therapeutics, Inc.

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